AMENDED CYLINDER LICENSE AGREEMENT


                              NORMAN C. FAWLEY AND

                              NCF INDUSTRIES, INC.,

                                    LICENSOR,

                                       AND

                       NATURAL GAS VEHICLE SYSTEMS, INC.,

                                   LICENSEE,

                                       AND

                            CNG CYLINDER CORPORATION,

                            AS WITHDRAWING LICENSEE.
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                                TABLE OF CONTENTS
                                                           Page

Introduction Information ....................................................  1

ARTICLE I                  DEFINITIONS
---------

1.1     Affiliate ...........................................................  2
1.2     Caithness/NCF .......................................................  2
1.3     CNG Corp. ...........................................................  2
1.4     CNG L.P. ............................................................  2
1.5     Confidential Data ...................................................  2
1.6     Effective Date ......................................................  3
1.7     Fawley ..............................................................  3
1.8     Fawley Technology ...................................................  3
1.9     Improvement Patents .................................................  3
1.10    License .............................................................  3
1.11    License Agreement ...................................................  3
1.12    Licensed Products ...................................................  3
1.13    Licensed Territory ..................................................  3
1.14    Licensee ............................................................  3
1.15    Licensor ............................................................  4
1.16    NCF .................................................................  4
1.17    NGVSI ...............................................................  4
1.18    Original Agreement ..................................................  4
1.19    Patent Rights .......................................................  4
1.20    Returned Technology .................................................  4
1.21    Secrecy Agreement ...................................................  4

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1.22     Settlement Agreement ...............................................  4
1.23     Sublicense Agreement ...............................................  4
1.24     Term ...............................................................  4
1.25     Termination Agreement ..............................................  5
1.26     Withdrawing Licensee ...............................................  5

ARTICLE II           AMENDMENT OF THE LICENSE
----------

2.1       Replacement of Original Agreement .................................  5
2.2       Grant of Exclusive License and Limitations ........................  5
2.3       Licensor Covenant .................................................  6
2.4       Purposes ..........................................................  6
2.5       Limitations .......................................................  6
2.6       Cooperation by Licensor and Licensee ..............................  6
2.7       Acceptance ........................................................  7

ARTICLE III          FORBEARANCE AND REPRESENTATIONS
-----------

3.1       Forbearance .......................................................  8
3.2       Fawley's Acknowledgment of Representations ........................  8
3.3       NGVSI's Acknowledgement of Representations ........................  9
3.4       CNG Corp. Representations .........................................  9

ARTICLE IV                           LICENSE FEES
----------

4.1       Amount ............................................................ 10
4.2       Liability of Licensee for Fees on Termination ..................... 11
4.3       License Fee Statements ............................................ 11

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ARTICLE V      DURATION AND TERMINATION
---------

5.1        Length of License ................................................ 12
5.2        Default, Termination and Notice .................................. 12
5.3        Duties on Termination ............................................ 12
5.4        Rights on Termination ............................................ 12

ARTICLE VI        ASSIGNMENT OF LICENSE
----------

6.1       Limitations ....................................................... 13

ARTICLE VII        CONFIDENTIAL OBLIGATIONS
-----------
7.1       Confidentiality and Limitations ................................... 13
7.2       Right to Disclose ................................................. 14
7.3       Secrecy Agreement ................................................. 14

ARTICLE VIII       IMPROVEMENTS
------------

8.1 ......................................................................... 14

ARTICLE IX         PROSECUTION AND MAINTENANCE
----------         OF PATENT APPLICATIONS AND PATENTS

9.1 ......................................................................... 14


ARTICLE X          DEFENSE OF LICENSED PATENTS
---------

10.1 ........................................................................ 16
10.2 ........................................................................ 17

ARTICLE XI         EXPORT
----------
11.1 ........................................................................ 17


ARTICLE XII        SUCCESSORS AND ASSIGNS
-----------

12.1 ........................................................................ 17

                                       iii
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ARTICLE XIII       NOTICES
------------

13.1 ........................................................................ 17

ARTICLE XIV        WAIVERS
-----------

14.1 ........................................................................ 18

ARTICLE XV         SEVERABILITY
----------

15.1 ........................................................................ 19

ARTICLE XVI        ARBITRATION OF DISPUTES
-----------

16.1 ........................................................................ 19

ARTICLE XVII       ATTORNEY'S FEES
------------

17.1 ........................................................................ 20

ARTICLE XVIII      CAPTIONS
-------------

18.1 ........................................................................ 20

ARTICLE XIX        GOVERNING LAW
-----------

19.1 ........................................................................ 20

ARTICLE XX         CONFIRMATION AND ACKNOWLEDGMENT
----------

20.1 ........................................................................ 20

EXHIBIT    1.12         PORTFOLIO OF LICENSED PRODUCTS
EXHIBIT    1.12(A)      RETURNED TECHNOLOGY
EXHIBIT    1.22         AGREEMENT OF MARCH 4, 1993
EXHIBIT    2.2(B)       RESERVED RIGHTS OF LICENSOR
EXHIBIT    2.2(C)       POTENTIAL DISPUTE
EXHIBIT    2.6(A)       NCF INDUSTRIES SECRECY AGREEMENT
EXHIBIT    2.6(B)       CNG CYLINDER CORPORATION SECRECY AGREEMENT

                       AMENDED CYLINDER LICENSE AGREEMENT

     THIS AGREEMENT made as of the 25th day of May, 1993 by and among NORMAN C. FAWLEY ("Fawley") and NCF INDUSTRIES, INC. ("NCF"), as their interests may appear, individually and collectively as Licensor

                                      -and-

NATURAL GAS VEHICLE SYSTEMS, INC. ("NGVSI"), as Licensee, CNG CYLINDER CORPORATION ("CNG Corp."), a California corporation, as Withdrawing Licensee

                                      -and-

CAITHNESS/NCF COMPANY ("Caithness/NCF") and CAITHNESS RESOURCES, INC., a New Jersey corporation.

                                WITNESSETH THAT:

     1. On February 9, 1990, Fawley, as licensor, executed and delivered that certain license agreement (the "Original Agreement") to CNG Corp. as licensee.

     2. On February 9, 1990, CNG Corp., as sublicensor, executed and delivered to CNG Cylinder Company of North America, L.P. ("CNG LP"), as sublicensee, that certain sublicense agreement (as amended on March 25, 1991, pursuant to which Fawley and CNG Corp. agreed to expand CNG LP's sublicense to a worldwide sublicense, collectively referred to as the "Sublicense Agreement").

     3. On May 25, 1992, by consent of Fawley and CNG Corp., and by reason of the execution, delivery and implementation of CNG LP's Plan of Reorganization of even date therewith, NGVSI assumed all rights, duties and obligations of CNG LP arising under the Sublicense Agreement.

     4. Each of Fawley, CNG Corp., and NGVSI desire to (i) amend the Original Agreement in the manner herein set forth and (ii) cause the Sublicense Agreement to be replaced and superceded by this License Agreement.

     NOW THEREFORE, in consideration of the covenants and agreements contained in this License Agreement, Fawley, NCF, CNG Corp., NGVSI, Caithness Resources, Inc. and Caithness/NCF agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement, the following terms are defined terms and shall have the meaning attributed to them:

     1.1 "Affiliate" means any person or entity related to either Licensor or Licensee in such a way that either Licensor or Licensee or such person or entity directly or indirectly controls or is controlled by or is under common control with the other. For this purpose "control" means the power, direct or indirect, to direct or cause direction of management and policies through ownership of voting securities, contracts, voting trusts or otherwise.

     1.2 "CAITHNESS/NCF" shall mean Caithness/NCF Company, a joint venture formed under the laws of the State of California pursuant to a Joint Venture and License Agreement dated October 11, 1989, as amended and restated by the Amended and Restated Joint Venture and License Agreement dated February 9, 1990 which Agreement is being terminated concurrently herewith.

     1.3 "CNG Corp." shall mean CNG Cylinder Corporation, a California corporation, and as further described on page 1.

     1.4 "CNG LP" shall mean CNG Cylinder Company of North America, L.P., a Delaware limited partnership, and as further described on page 1.

     1.5 "Confidential Data" shall mean all transferable technical information, including but not limited to, data, reports, programs, methods, tapes, recorded notes, computer-generated data, tests, studies and other written documents or computer programs, and any and all other information embodied in a tangible form relating to the Fawley Technology or Licensed Products licensed pursuant to this License Agreement and disclosed to the nontransferring party in tangible form. Such technical information, data and other items referenced in the preceding sentence shall be deemed to be "confidential" within the meaning hereof when, and so long as, it relates to the Fawley Technology or Licensed Products and applications thereof; is not in the possession of the transferring party without binder of secrecy prior to the disclosure thereof (except in the event same is wrongfully obtained by, or wrongfully disclosed to, the transferring party); or is not then and does not become part of the public knowledge and literature through the fault of the transferring party; or is not thereafter received from a third party other than an Affiliate without binder of secrecy. For purposes hereof, Confidential Data shall also mean all such information, data and other items referenced in the first sentence of this Section 1.5 which relate to the Fawley Technology or Licensed Products, which information, data and other items are developed by Licensor or Licensee during the Term.

     1.6 "Effective Date" of this License Agreement shall be the date upon which it is made as set out in the introductory language of this License Agreement.

     1.7 "Fawley" means Norman C. Fawley, an individual having a principal place of business located at 2320 Cherry Industrial Circle, Long Beach, California 90805.

     1.8 "Fawley Technology" shall mean the know-how of Licensor or NCF, including, but not limited to, confidential manufacturing techniques, copyrights, claims, trade secrets, manufacturing information, equipment designs, technical assistance, data, design information relating to, associated with or now existing or hereafter created with respect to the Licensed Products defined in Section 1.12 (i) and (ii).

     1.9 "Improvement Patents" shall mean any patentable modification of the Fawley Technology or Licensed Products.

     1.10 "License" means the license by Fawley and NCF to NGVSI referred to in
Section 2.2.

     1.11 "License Agreement" means this Amended Cylinder License Agreement as it may be amended from time to time, together with all exhibits to it, which are incorporated herein by this reference.

     1.12 "Licensed Product(s)" means any and all products or processes now existing or hereinafter developed or acquired, using the Fawley Technology related to: (i) Composite Reinforced Cylinders and Tubes; and (ii) all supplements, enhancements, replacements, by-products and proceeds of the Licensed Product identified in a portfolio delivered by Licensor to CNG Cylinder Corporation as licensee under the Original Agreement, which portfolio contains a detailed, functional description of the Licensed Products and is attached as
Exhibit 1.12 hereto and made a part hereof which together with this description constitutes the Licensed Products, except as modified by the Settlement Agreement.

     1.13 "Licensed Territory" means the entire world and all nations, countries, territories, states and areas therein contained.

     1.14 "Licensee" means NGVSI and its permitted assigns.

     1.15 "Licensor" means Norman C. Fawley and NCF Industries, Inc., as their interests may appear, individually and collectively.

     1.16 "NCF" means NCF Industries, Inc., a California corporation having its principal place of business at 2320 Cherry Industrial Circle, Long Beach, California 90805.

     1.17 "NGVSI" means Natural Gas Vehicle Systems, Inc., a Delaware corporation having its principal place of business at 2250 Cherry Industrial Circle, Long Beach, California 90805.

     1.18 "Original Agreement" has the meaning ascribed to it in Section 1 on page 1.

     1.19 "Patent Rights" means, to the extent and only to the extent licensed to Licensee, all rights to and in patent applications filed in any Country in the world and patents issuing in any country in the world to Licensor which pertain to the Licensed Products, or patents under which Licensor or any Affiliate of Licensor has rights that cover, or any claim thereof that covers the Fawley Technology or Licensed Products, and any continuation, divisional or reissue applications with respect thereto.

     1.20 "Returned Technology" shall have the meaning ascribed to it in Exhibit l.12A of which each section thereof is related to this License Agreement except for Section 3.

     1.21 "Secrecy Agreement" shall mean the secrecy agreements referred to in
Section 2.6(A) and shall be applicable as referred to in the context of this License Agreement.

     1.22 "Settlement Agreement" shall mean the Agreement dated March 4, 1993 and the signatories thereto including Fawley, NCF and NGVSI as set forth in
Exhibit 1.22 hereto and made a part hereof as amended in part by Exhibit l.12A ("Returned Technology") which exhibit has pertinence to this License Agreement.

     1.23 "Sublicense Agreement" has the meaning ascribed in Section 2 on page
1.

     1.24 "Term" The Term of this License Agreement shall be measured from February 9, 1990 and shall continue until the later of (i) fifteen years after such date or (ii) until termination of any commercial sales, manufacturing, distribution, licensing or sublicensing of Licensed Products commenced within fifteen years of February 9, 1990, each subject to earlier termination as hereinafter set forth. Notwithstanding any provision hereof to the contrary, in the event of termination of this License

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Agreement, the License granted in Section 2.2 hereof shall terminate in accordance with the provisions hereof.

     1.25 "Termination Agreement" shall mean that certain Termination Agreement executed and delivered on even date herewith.

     l.26 "Withdrawing Licensee" shall mean CNG Corp.

                                   ARTICLE II

                            AMENDMENT OF THE LICENSE

     2.1 Replacement of Original Agreement. Licensor and Licensee agree to and hereby do amend and restate the Original Agreement as herein set forth. CNG Corp. hereby withdraws as a licensee under the Original Agreement. Licensor, Licensee and CNG Corp. further acknowledge and agree that the Original Agreement is hereby replaced and superceded by this License Agreement with the result that Licensor hereby establishes a direct license with Licensee as herein provided.

     2.2 Grant of Exclusive License and Limitations. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions hereinafter specified, an exclusive world-wide license in the Licensed Territory under the Patent Rights, Improvement Patents, Licensed Products, Confidential Data and Fawley Technology to (i) manufacture, use, exploit and sell Licensed Products; and (ii) with the express prior written consent of Licensor, which Licensor shall not unreasonably withhold, sublicense to credit-worthy and commercially capable parties the right to manufacture, use and sell, Licensed Products and to utilize the Patent Rights, Improvement Patents, Confidential Data and the Fawley Technology in connection therewith.

          (A) The license described in the preceding sentence of this Section
2.2 shall be noncancellable during the Term of this License Agreement, except in the event of termination of the License as specifically permitted under the provisions of this License Agreement.

          (B) Notwithstanding the foregoing, Licensor and Licensee expressly acknowledge and agree that the exclusive and sole world-wide license in the Licensed Territory granted to Licensee in Section 2.2 above is subject to and limited by the reserved rights of Licensor set forth on Exhibit 2.2(B) attached hereto and made a part hereof.

          (C) There is a potential dispute between NCF and Swiss Aluminum Ltd. of Zurich, Switzerland with respect to certain of the Fawley Technology, which is further described in Exhibit 2.2(C) attached hereto and made a part hereof.

     2.3 Licensor Covenant. Licensor covenants and agrees that the License granted herein to Licensee is hereby permitted under the terms hereof.

     2.4 Purposes. The purpose of this License Agreement is for Licensee:

          (A) To use and exploit Fawley Technology in order to develop, manufacture and market Licensed Products, within the Licensed Territory.

          (B) To enter into arrangements or contracts for the manufacture and/or distribution or sale, by others, of Licensed Products; and

          (C) To acquire all or any interest in, or form, or as permitted, sublicense other companies to be engaged in the design, development, manufacture or sale of Licensed Products, or products or technologies similar to the Fawley Technology or Licensed Products.

          Further, Licensee will use commercially reasonable efforts in its business judgment to profitably use this license.

     2.5 Limitations. Nothing in this License Agreement shall be construed:

          (A) To create a general partnership among Licensor and Licensee for any other purpose;

          (B) To authorize Licensor or Licensee to act as agent for the other except as may be provided in this License Agreement;

          (C) To permit Licensor or Licensee to undertake the conduct of any other business on behalf of the other.

     2.6 Cooperation by Licensor and Licensee. (A) Licensor on or about May 18, 1989, disclosed to Caithness Resources Confidential Data pursuant to the terms of that certain Secrecy Agreement, executed and delivered between Licensor and Caithness Resources on May 18, 1989, a true copy of which is attached hereto as
Exhibit 2.6(A) and made a part hereof. Subsequent thereto, and on or about February 9, 1990, Licensor disclosed

Confidential Data to CNG Corp. pursuant to the Original Agreement. On or about February 9, 1990, CNG Corp. disclosed to CNG LP Confidential Data pursuant to the terms of that Certain Secrecy Agreement dated February 9, 1990, by and between CNG Corp. and CNG LP, a true copy of which is attached hereto as Exhibit 2.6(B) and made a part hereof. Licensor acknowledges and agrees that the duties and rights of CNG LP arising under the Secrecy Agreement referred to in the preceding sentence have been assumed and acquired by Licensee as of May 29, 1992. Licensee acknowledges and agrees that the duties and rights of CNG Corp. arising under said Secrecy Agreement have been assumed and acquired on said date by Licensee. Said acquisitions and assumptions are confirmed by Licensee by reason of the consummation of the transactions contemplated under the Termination Agreement, including without limitation the liquidation and dissolution of CNG Corp. and the termination of the Original Agreement.

          (B) During the Term of this License Agreement, Licensor shall make available at the time of the Quarterly Business Review meeting described in NGVSI's letter to Norman C. Fawley dated May 25, 1993 to Licensee all Confidential Data and all other transferable technical information relating to the Fawley Technology or Licensed Products pursuant to the terms of the Secrecy Agreement referred to in Exhibit 2.6(B). Licensee shall make a reasonable effort to make available to Licensor within thirty (30) days of the Effective Date all Confidential Data and all transferrable technical information relating to any improvements made by Licensee or C/NCF in the Fawley Technology or Licensed Products prior to or during the term of the Original Agreement and the Sublicense Agreement and shall make available to Licensor from and after the Effective Date all Confidential Data and all transferrable technical information relating to any improvements made by Licensee in the Fawley Technology or Licensed Products during the Term of this License Agreement. Licensor shall safeguard the confidential nature of such information of Caithness/NCF, CNG,NGVSI or CNG LP that is Confidential Data. The agreement by Licensor and Licensee, C/NCF, CNG and CNG LP pursuant to the Secrecy Agreements and this License Agreement not to disclose, and to maintain the confidentiality of, the Confidential Data shall survive the termination of this License Agreement, the Original Agreement and the Sublicense Agreement.

     2.7 Acceptance. (A) Licensee accepts the appointment as the exclusive and sole licensee throughout the Licensed Territory of the Patent Rights, Improvement Patents, Confidential Data, Licensed Products and Fawley Technology, licensed in Section 2.2 hereinabove, and acknowledges the prior reservation of rights specified in Section 2.2(B).

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          (B) Licensee covenants that its Licensed Products shall be reasonably and readily identified as "Manufactured under License from NCF Industries, Inc.".

                                   ARTICLE III

                         FORBEARANCE AND REPRESENTATIONS

     3.1 Forbearance. During the Term of this License Agreement, Licensor covenants that he and it shall not develop or design or exploit in any fashion the Fawley Technology or Licensed Products, nor develop improvements, enhancements or substitutions therefor either alone or in connection with any other person or entity, other than with, in and through Licensee as contemplated herein. The foregoing covenant shall not be deemed violated by Licensor because of the activity specified in Section 2.2(B) hereof or activity undertaken in connection with the returned technology as described in the Settlement Agreement.

     3.2 Fawley's Acknowledgment of Representations. Fawley acknowledges that he made the following representations contained in the CAITHNESS/NCF Joint Venture Agreement dated February 9, 1990 at Section 2.15 which provides as follows:

          (A) he has read this Agreement and all attachments and Exhibits hereto and that (x) the license granted in Section 2.9(A) hereof, and (y) the Patent Rights, Confidential Data, NCF Technology and Improvement Patents (if any) licensed and/or disclosed to the Joint Venture, contains or represents all the technical information which exists in the possession or control of Fawley as of the Effective Date which is, or may reasonably be, required by the Joint Venture to effect the purposes of the Joint Venture set forth in Section 2.3;

          (B) except as set forth in Exhibit 2.9(C) annexed hereto Fawley has not licensed, nor has he permitted any Affiliate to license, any of the Patent rights, Licensed Products, Confidential Data, NCF Technology or Improvement Patents to any third party under any form of agreement, contract, partnership, business entity or other arrangement, nor has he formed any entity with any third party with which to exploit, develop or in any way engage in business associated with any of the NCF Technology;

          (C) except as otherwise disclosed in this Agreement (including any and all exhibits thereto), to the best of Fawley's knowledge and belief, there are pending or threatened no claims or suits for infringement or violation of any patent, trademark, copyright, trade secret or other confidential business asset instituted by any third party against Fawley or any of his

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

Affiliates pursuant to which such third party alleges or claims that the NCF Technology or Confidential Data or Licensed Products in any way infringe upon or violate such third party's patent, trademark, copyright, trade secret or other confidential business asset.

     3.3 NGVSI's Acknowledgment of Representations. In order to induce Licensor and NCF to enter into this License Agreement, and recognizing that Licensor is relying upon the truthfulness and completeness hereof, NGVSI hereby represents that:

          (A) NGVSI is a corporation duly organized, validly existing, duly qualified to do business, and in good standing under the laws of the State of Delaware and in all other states in which it conducts business. It has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted under this License Agreement.

          (B) The execution, delivery and performance of this License Agreement by it has been duly and validly authorized by all required corporate action and constitutes the valid and binding obligation of NGVSI enforceable against it in accordance with its terms.

          (C) Neither the execution and delivery of this License Agreement nor the consummation by NGVSI of the transactions contemplated hereby or compliance with any of the provisions hereof will: (a) conflict with or result in a breach of its Articles of Incorporation or By-laws; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; (c) except as otherwise disclosed in this Agreement (including any and all exhibits thereto), violate or conflict with or constitute a default under any agreement or writing of any nature to which it is a party; or (d) require the consent of any governmental body or agency or of any other person, except to the extent previously obtained.

          (D) Except as otherwise disclosed in this License Agreement (including any and all exhibits thereto), to the best of NGVSI's knowledge and belief, there are no claims, actions, litigation or proceedings pending or, threatened against NGVSI relating to the transactions contemplated by this License Agreement.

     3.4 CNG Corp. Representations. In order to induce Licensor and NCF to enter into this License Agreement, and recognizing that Licensor is relying upon the truthfulness and completeness hereof, CNG Corp. hereby represents that:

          (A) CNG Corp. is a corporation duly organized, validly existing, duly qualified to do business, and in good standing under the laws of the State of California and in all other states in which it conducts business. It has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted under this License Agreement.

          (B) The execution, delivery and performance of this License Agreement by it has been duly and validly authorized by all required corporate action and constitutes the valid and binding obligation of CNG Corp. enforceable against it in accordance with its terms.

          (C) Neither the execution and delivery of this License Agreement nor the consummation by CNG Corp. of the transactions contemplated hereby or compliance with any of the provisions hereof will: (a) conflict with or result. in a breach of its Articles of Incorporation or By-laws; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; (c) except as otherwise disclosed in this License Agreement (including any and all exhibits thereto), violate or conflict with or constitute a default under any agreement or writing of any nature to which it is a party; or (d) require the consent of any governmental body or agency or of any other person, except to the extent previously obtained.

          (D) Except as otherwise disclosed in this License Agreement (including any and all exhibits thereto), to the best of CNG Corp.'s knowledge and belief, there are no claims, actions, litigation or proceedings pending or, threatened against CNG Corp. relating to the transactions contemplated by this License Agreement.

                                   ARTICLE IV

                                  LICENSE FEES

     4.1 Amount. (A) For the rights and privileges granted under this License Agreement, Licensee shall pay to Licensor, his executors, heirs or administrators, in the manner hereinafter provided, a license fee of three percent (3%) of the F.O.B. shop selling price of each Licensed Product sold and shipped by Licensee, or an Affiliate, or any sublicensee, after reduction of said price for allowances actually made or paid by Licensee, any Affiliate, or any sublicensee, for claims, returns, promotional discounts and the like, and Licensee shall pay to Licensor, his executors, heirs or administrators, three percent (3%) of the amount of any research and development contract received by Licensee or any Affiliate, or any sublicensee, which relates principally to the Licensed Products or Fawley Technology.

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

          (B) Payment by Licensee, any Affiliate or any sublicensee to Licensor for Licensed Products as provided in Section 4.1 shall be made commencing on June 10, 1993 and on the tenth day of each month thereafter during the term hereof. The sums called for in Section 4.1(A) shall be based on payments received in the prior month by the Licensee or an Affiliate or any sublicensee, for Licensed Products sold and shipped and amounts received pursuant to any research and development contract. The payment due June 10, 1993 shall include all unpaid sums for any month prior thereto during the term of the License Agreement or the Original Agreement.

          (C) Sales or transfers to Affiliates, or sublicensees, or interdivisional sales or transfers shall not be included in the payment calculation until the actual sale and shipment by such Affiliate, or sublicensee, to a third party except if such Affiliate or sublicensee is an end user of the Licensed Products. Under such circumstances, the license fee shall be based on the lowest sales price of Licensed Products charged to others for the calendar quarter in which the Licensed Product is shipped to such Affiliate or sublicensee which calendar quarter shall be the calendar quarter of payment; provided that such transactions with Affiliates shall be on prevailing market terms taking into account volumes of purchases, but for transactions with "tech centers" and Affiliates, products may be offered at the maximum discounts available to any person. If no such shipment has occurred, such payment shall be based on the average sales price of the total quantity of the Licensed Products (separated as to category, if any) in the previous calendar quarter (exclusive of sales to Affiliates or sublicensees) in which sales have occurred. If no such sales have occurred, such payment shall be based on the then prevailing market price.

     4.2 Liability of Licensee for Fees on Termination. In the event the Term hereof expires or the License is terminated in accordance with the provisions of
Article V, Licensee shall remain liable to pay such royalties to Licensor with respect to payment for Licensed Products which have been sold prior to expiration of the Term of the License.

     4.3 License Fee Statements. Licensee shall furnish Licensor statements supporting license fee payments in sufficient detail so that the basis for the payment can be readily ascertained which statements should be similar to that currently furnished to Licensor. Licensor at reasonable times and places and with notice to Licensee shall have the right to have independent Certified Public Accountants inspect the relevant records of Licensee in order to confirm the correctness of the license fee payment; provided that such Certified Public Accountants agree in writing to maintain the confidentiality of the matters disclosed to them in connection therewith except as may be required in accordance with generally accepted accountancy practices. If such payment is more than 5% less than it should be, Licensee shall pay the reasonable costs of such examination. Licensee shall maintain and allow Licensor to inspect all necessary records at reasonable times and places.

                                    ARTICLE V

                            DURATION AND TERMINATION

     5.1 Length of License. This License Agreement shall, unless sooner terminated as hereinafter provided, remain in full force and effect during the Term.

     5.2 Default, Termination and Notice. In the event that Licensee shall at any time (i) fail to make payments to Licensor, or otherwise abide by the material obligations herein provided, or (ii) in the event that Licensee is dissolved, ceases to do business, terminates its existence, or becomes insolvent or unable to pay its debts as they mature, or (iii) upon the appointment of a receiver of any part of the property of Licensee, the assignment for the benefit of creditors of Licensee, or the filing of a voluntary or involuntary petition by or against Licensee, then Licensor shall have the right to notify Licensee of such default and that Licensor intends to terminate this License Agreement unless such default is corrected. Unless such default shall be corrected by Licensee within thirty (30) days from the receipt by it of such notice or for non-monetary obligations such time as Licensee may reasonably require to correct such default but in no event more than 120 days, then, in such event, this License Agreement and the license and rights granted pursuant to this License Agreement, shall thereupon automatically terminate.

     5.3 Duties on Termination. Upon any termination becoming effective, Licensor or Licensee shall be relieved of all duties and obligations hereunder except that the obligations of confidentiality as provided in Article VII of this License Agreement shall survive any termination under Article V hereof and Licensee shall pay to Licensor license fees accrued or thereafter accruing and unpaid up to such time; provided, however, that Licensee shall under no circumstances be entitled to a return of license fees previously paid or to a reduction of license fees accrued and paid on the effective date of termination.

     5.4 Rights on Termination. Termination of this License Agreement for any reason shall be without prejudice to Licensor's right to receive all payments accrued and unpaid at the effective date of such termination and to the remedy of either party hereto in respect of any previous breach of any of the covenants herein contained.

                                   ARTICLE VI

                              ASSIGNMENT OF LICENSE

     6.1 Limitations. This License Agreement may not be sold, exchanged, gifted, contributed, encumbered, assigned or otherwise transferred by Licensee without the prior written consent of Licensor which he may withhold in his discretion; provided, however, that Licensee may assign to or sublicense any Affiliate of Licensee without such consent, so long as such assignment shall not materially or adversely affect Licensor's rights hereunder and provided such sublicensee agrees to be bound by the terms and conditions hereof. Licensee guarantees the payment by each assignee or sublicensee of Licensee of all payments which become due or payable to Licensor and all of Licensee's obligations hereunder shall continue during the Term hereof. Licensee shall also require any and all such sublicensees and any assignee to agree to hold in confidence the Fawley Technology and Confidential Data on terms and conditions commensurate with those set forth in Article VII. Licensor shall have the same rights as to any such sublicensee or assignee as Licensor has as to Licensee.

                                   ARTICLE VII

                            CONFIDENTIAL OBLIGATIONS

     7.1 Confidentiality and Limitations. Licensee and any assignee or sublicensee of Licensee and all of their shareholders, officers, partners, employees, consultants and agents shall take reasonable precautions, including those in accordance with procedures they follow with respect to their own confidential information, including the use of such secrecy agreements as they deem necessary, to maintain in confidence for a period of ten (10) years from the Effective Date of this License Agreement or the date of disclosure, whichever is longer, the Fawley Technology and Confidential Data provided by Licensor. However, the confidential obligations imposed herein shall not apply to any information which:

          (A) is or later becomes generally available to members of the public in the form of a publication or otherwise through no act or fault of Licensee or any assignee thereof or sublicensee or their shareholders; or

          (B) is lawfully obtained by Licensee or any assignee or sublicensee thereof or their shareholders from a third party having no confidential obligation to Licensor.

     7.2 Right to Disclose. To the extent necessary for the use of Fawley Technology and Confidential Data, Licensee, any permitted assignee or sublicensee thereof shall have the right to disclose such Fawley Technology and Confidential Data to governmental entities and their agents and designees as reasonably necessary in connection with patent or licensing applications or otherwise and to Licensee's Affiliates or permitted sublicensees provided that such subsidiary or permitted sublicensee agrees in writing before such disclosure to be bound by the same secrecy obligations to Licensor which are imposed by Licensor upon Licensee in this License Agreement and to not use such Fawley Technology and Confidential Data except for the account of Licensee as specified above. Nothing in this License Agreement shall be interpreted as restricting the Licensee or any assignee or sublicensee thereof from obtaining commercially available equipment for manufacturing Licensed Products from any third party whatsoever so long as Licensee discloses to such third party no Fawley Technology or Confidential Data which Licensee is required to hold in confidence in accordance with Section 7.1 above.

     7.3 Secrecy Agreement. The rights and duties under the Secrecy Agreement are not modified by this License Agreement.

                                  ARTICLE VIII

                                  IMPROVEMENTS

     8.1 During the term of this License Agreement, Licensor and Licensee shall promptly disclose to one another all improvements in Fawley Technology and Patent Rights which relate to the Licensed Products and which Licensor or Licensee owns, develops or controls and which either one may lawfully transmit.

                                   ARTICLE IX

                           PROSECUTION AND MAINTENANCE
                       OF PATENT APPLICATIONS AND PATENTS

     9.1 (A) Licensee shall bear the cost of maintaining (and shall maintain) all original patent positions relating to the Patent Rights. In addition Licensee shall obtain and maintain all Improvement Patents for inventions conceived by Licensor with respect to the Licensed Products or Fawley Technology licensed hereunder or under the Original Agreement. Licensor shall retain sole title in and to such Patents Rights originally licensed hereunder and such Improvement Patents, as Licensor shall have or does conceive, the rights under which shall be governed by this License Agreement.

          (B) Licensee shall bear the cost of obtaining and maintaining (and shall maintain) Improvement Patents for inventions conceived by Licensee and present and past Affiliate employees. Licensee shall retain sole title in and to any Improvement Patents conceived by Licensee and present and past Affiliate employees.

          (C) Licensee shall bear the cost of obtaining and maintaining (and shall maintain) Improvement Patents conceived jointly by Licensor and Licensee, and title thereto shall be held jointly by Licensor and Licensee. The rights under any jointly developed Improvement Patents shall be governed by this License Agreement.

          (D) The obtaining and maintaining of patent positions and/or copyright and/or trademark registration or protection on each Licensed Product and in each country by Licensee, together with related costs, as set forth in subsections
(A), (B) and (C) hereinabove shall be within the sole discretion of Licensee except as to original patent patent positions relating to the Patent Rights. Prior to or at the quarterly Owner's Committee as described in the letter from NGVSI to Licensor, Licensor and Licensee will each inform the other of all new potential patent related developments of the Licensed Products. Either Licensor or Licensee may call for the obtaining and maintaining of patent protection in connection with any such development, and Licensor and Licensee shall then proceed as agreed. The abandonment of maintenance of patent positions may be discussed and agreed to by Licensor and Licensee. If the parties do not agree on a course of conduct, for a period of 30 days after which meeting, either Licensor or Licensee; (i) can call for mediation and proceed with mediation if both Licensor and Licensee agree on mediation, or (ii) if there is no such agreement on mediation, either Licensor or Licensee may demand arbitration. If the arbitrator concludes that Licensee should not be required to obtain and maintain a patent at that time, unless mutually agreed between Licensor and Licensee, the subject matter may not be brought up again for one year. If the arbitrator concludes that the Patent Protection should be obtained and maintained as to a specific country or countries or otherwise, Licensee shall have the sole discretion as to whether or not it should obtain and maintain such protection. Should Licensee decide not to obtain patent protection and/or copyright and/or trademark registration or protection on a particular Licensed Product in any specific country at its own expense, then Licensor can obtain such patent protection and/or copyright and/or trademark registration or protection in Licensor's own name and expense and license others in such country with respect to such patent; provided, however, that Licensor shall first give written notice to the Licensee, that Licensor intends to exercise the rights afforded in the preceding clause of this sentence, whereupon the Licensee shall have 60 days after receipt of said notice to perform its duties set forth above and upon the Licensee performing said duties, Licensor's rights under the preceding clause of this sentence shall be nullified and rendered void. If Licensee fails to perform within said time period, then all such rights (including the right to license such Licensed Products in such country) with reference to the patent position(s) of such Licensed Products shall revert to Licensor.

          (E) All employees or independent contractors of Caithness/NCF have been and those of Licensee have been, are and shall be required to execute and perform under a form of appropriate intellectual property and confidentiality agreement, as a condition of employment or engagement, in form and substance (from and after the Effective Date) satisfactory to Licensor and Licensee.

          (F) All references to Licensor in this Article IX shall be deemed to include Fawley and NCF except as Fawley may otherwise disclose by notice to Licensee.

          (G) In the event during the Term of this License Agreement, Licensee or any Affiliate incurs expenses in filing, maintaining or prosecuting Licensed Patents in the United States of America all such expenses shall be reimbursed by GRI pursuant to the Licensing Agreement shall belong to and be received by Licensee. In the event during the Term of this License Agreement, Licensee incurs expenses in filing, maintaining or prosecuting such Licensed Patents outside the United States of America, any contribution required to be made by GRI with respect thereto pursuant to Article II of the Licensing Agreement shall belong to and be received by Licensee.

                                    ARTICLE X

                           DEFENSE OF LICENSED PATENTS

     10.1 In the event that Licensee shall become aware of any infringement of any patent within the Patent Rights, Licensee shall immediately notify Licensor of such infringement and shall be entitled by itself to initiate and maintain proceedings against such infringement, at its own expense and for its own benefit as regards any damages and costs recovered. Licensor shall be entitled, if Licensor so elects, to be represented at such proceedings by Licensor's own counsel at Licensor's own expense and for its own benefit as regards any damages and costs recovered.

     10.2 In the event Licensee (a) fails to initiate and maintain proceedings against infringement of Patent Rights as provided in Section 10.1 within one (1) year after first becoming aware of such infringement, or (b) advises Licensor in writing during such time period that Licensee does not intend to initiate or maintain such proceedings, Licensor shall be entitled by itself to initiate and maintain proceedings against such infringement to the exclusion of Licensee, at Licensor's own expense and for Licensor's own benefit as regards any damages and costs recovered.

                                   ARTICLE XI

                                     EXPORT

     11.1 Licensor and Licensee acknowledge that the laws and regulations of the United States may restrict the export and re-export of technical data of United States origin, including the Licensed Products, the Fawley Technology, the Patent Rights and the Confidential Data. The parties agree that they will not export or re-export any of the Licensed Products, the Fawley Technology, the Patent Rights and the Confidential Data, or any portion of them in any form without the appropriate United States and foreign government licenses.

                                   ARTICLE XII

                             SUCCESSORS AND ASSIGNS

     12.1 This License Agreement shall be binding upon the heirs, executors, administrators, representatives, agents, successors and assigns of any person that is a party hereto and the directors, officers, stockholders, representatives, employees, agents, successors and assigns of Licensee.

                                  ARTICLE XIII

                                     NOTICES

     13.1 All notices requested or permitted by this License Agreement shall be sufficiently given as of the date posted by registered or certified mail with proper postage, correctly addressed to the person to be notified. The addresses of the parties shall be as set forth below, unless changed by like notice to the other party:

           Licensor:        Norman C. Fawley, President
                            NCF Industries, Inc.
                            2320 Cherry Industrial Circle
                            Long Beach, California 90805

                            NCF Industries, Inc.
                            2320 Cherry Industrial Circle
                            Long Beach, California 90805


       with copy to:        Jerry Fine, Esq.
                            Sanders, Barnet, Goldman, Simons & Mosk
                            1901 Avenue of the Stars, Suite 850
                            Los Angeles, California 90067

           Licensee:        Natural Gas Vehicle Systems, Inc.
                            2250 Cherry Industrial Circle
                            Long Beach, California 90805

      Other Parties:        Caithness Resources, Inc.
                            1114 Avenue of the Americas
                            35th Floor
                            New York, New York 10036-7790

                            Caithness/NCF Company
                            1114 Avenue of the Americas
                            35th Floor
                            New York, New York 10036-7790

                            CNG Cylinder Corporation
                            2250 Cherry Industrial Circle
                            Long Beach, California 90805

                            CNG Cylinder Corporation of
                            North America, L.P.
                            c/o Caithness Resources, Inc.
                            1114 Avenue of the Americas
                            35th Floor
                            New York, New York 10036-7790

                                   ARTICLE XIV

                                     WAIVERS

     14.1 The failure of Licensor or Licensee to enforce at any time any of the provisions of this License Agreement shall in no way constitute or be construed as a waiver of that or any other provision of this License Agreement, nor in any way to affect the validity of such a party to enforce thereafter each and every provision of this License Agreement. No waiver of any breach of this License Agreement shall be held to be a waiver of any other or subsequent breach.

                                   ARTICLE XV

                                  SEVERABILITY

     15.1 Each provision of this License Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this License Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this License Agreement which are valid.

                                   ARTICLE XVI

                             ARBITRATION OF DISPUTES

     16.1 Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in Los Angeles, California, administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to provide any form of relief authorized by law, including, but not limited to damages, punitive damages, equitable relief and declaratory relief. Any party hereto may seek any provisional or interim relief, including, but not limited to injunctive relief and attachment, in a court of competent jurisdiction, without waiving the right to arbitration hereunder.

     The parties shall mutually attempt to designate the arbitrator. Either party may at any time request that the arbitrator be designated in accordance with the rules of the American Arbitration Association. If either party so requests, the selection of the arbitrator shall be expedited so that the arbitrator can be designated as quickly as practicable. The arbitrator shall be selected from a list of retired California appellate justices, retired Los Angeles Superior Court judges or the American Arbitration Association panel for Large, Complex Disputes.

     If requested by any of the parties, the award of the arbitrator shall be accompanied by a statement of the reasons upon which such award is based. The arbitrator shall have no jurisdiction to render an award which is not in conformity with the substantive law of the State of California.

     The award of the arbitrator shall include (a) interest at such rate and from such date as the arbitrator may deem appropriate; (b) an apportionment between the parties of all or part of the fees and expenses of the American Arbitration Association and the compensation and expenses of the arbitrator; and
(C) an award of costs, including reasonable attorneys' fees, to the prevailing party.

                                  ARTICLE XVII

                                 ATTORNEYS' FEES

     17.1 In the event that any party to this License Agreement shall commence any suit or action permitted by the arbitration provision set out in Section
16.1 to interpret or enforce this License Agreement, the prevailing party in such action shall recover such party's costs and expenses incurred in connection therewith, including attorney's fees and costs of appeal, if any.

                                  ARTICLE XVIII

                                    CAPTIONS

     18.1 The captions of the sections of this License Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this License Agreement.

                                   ARTICLE XIX

                                  GOVERNING LAW

     19.1 This License Agreement shall be construed in accordance with and governed by the laws of California and any legal proceedings brought by a party to this License Agreement shall be brought in Los Angeles County, California.

                                   ARTICLE XX

                         CONFIRMATION AND ACKNOWLEDGMENT

     20.1 By their signatures hereunder each of NCF, CNG, CNG LP, Caithness Resources, Inc. and Caithness/NCF confirm that the language in this License Agreement, as it refers to each of them, is correct and each (for itself) agrees to be bound thereby and perform each and every act, if any, that is required of each of them.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their proper representatives thereunto duly authorized.

WITNESS:                           Licensor:

/s/Jerry Fine                      /s/Norman C. Fawley
---------------------              ---------------------------
                                   Norman C. Fawley

WITNESS:                           NCF Industries, Inc.

/s/Jerry Fine                      By: /s/Norman C. Fawley
---------------------                  -----------------------

                                   Its: President
                                        ----------------------

ATTEST:                            Licensee:
                                   NATURAL GAS VEHICLE SERVICES, INC.

/s/Howard T. Phelan                By: /s/ [ILLEGIBLE]
---------------------                  -----------------------

                                   Its: E. Vice President
                                        ----------------------

                                   Withdrawing Licensee

ATTEST:                            CNG CLYINDER CORPORATION

/s/ [ILLEGIBLE]                    By: /s/Howard T. Phelan
---------------------                  -----------------------

                                   Its: Chairman
                                        ----------------------

ATTEST:                            CNG CYLINDER CORPORATION OF
                                   NORTH AMERICA, L.P.

/s/ [ILLEGIBLE]                    By: /s/Caithness Resources, Inc. G.P.
---------------------                  ---------------------------------

                                   Its: /s/ [ILLEGIBLE]
                                        ---------------------------

/s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
                                   Its: Chairman

ATTEST:                            CAITHNESS RESOURCES, INC.

/s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
----------------------                 --------------------------

                                   Its: /s/S.V.P.
                                        -------------------------

ATTEST:                            CAITHNESS NCF COMPANY

/s/ [ILLEGIBLE]                    By: /s/Howard T. Phelan
----------------------                 --------------------------

                                   Its: /s/Chairman
                                        -------------------------

                         PORTFOLIO OF LICENSED PRODUCTS
                        REQUIRED PURSUANT TO SECTION 1.10
                              OF LICENSE AGREEMENT

     The Licensed Products licensed by Norman C. Fawley to Natural Gas Vehicle Systems, Inc. means any and all products or processes now existing or hereinafter developed or acquired, using the Fawley Technology, including but not limited to:

     Composite Reinforced Cylinders and Tubes. Composite reinforced cylinders or tubes are spun, produced from either aluminum or steel, or other metals, and then reinforced with high-strength composite material. Patents held by sublicensor pertaining to the products described herein include: U.S. #4,589,562 "Structures Reinforced by a composite material", and related foreign patents; U.S. #4,559,974.

                               ------------------------------------
                               Norman C. Fawley


                                  Exhibit 1.12

     The Returned Technology transferred and assigned to Norman C. Fawley pursuant to that certain Settlement Agreement dated May, 1993 includes all technology, patent rights, improvement patents and confidential data, invented, authored, owned, developed or acquired by Norman C. Fawley or NCF Industries, Inc., relating to the following products or processes.

     1. Composite Reinforced Pipe Without Autofrettage, being pipe produced of any metal which is reinforced with high-strength composite on the outside to prevent propagating ductile fractures or to increase the burst pressure. Patents pertaining to the product described herein include: U.S. #4,589,562 "Structures Reinforced by a Composite Material", and related foreign patents; and U.S. #4,676,276 "Method of Treating a Pipe and Product Produced Thereby" and related foreign patents.

     2. Composite Reinforced Pipe with Autofrettage, being pipe produced of any metal which is reinforced with high-strength composite on the outside to prevent propagating ductile fractures or to increase the burst pressure of the pipe. After hydraulically or mechanically, past its yield point to induce a negative or compressive stress on the pipe itself at zero pressure. Patents held by Licensor pertaining to the products described herein include: U.S. #4,589,562 "Structures Reinforced by a Composite Material", and related foreign patents; and U.S. #4,676,276 "Method of Treating a Pipe and Product Produced Thereby" and related foreign patents.

     3. Composite Reinforcement Rehabilitation Systems, being products or processes composed of, or utilizing products composed of lightweight, non-metallic, high tensile strength filaments in a resin matrix wound around or otherwise applied in shops, fabricators or pipe manufacturing facilities, facilities to pipe or other objects for the purpose of (i) preventing a propagating ductile fracture in, or to increase the burst strength of, such pipe or other object or (ii) reinforcing, repairing or rehabilitating objects, such as pipe. Patents held by Licensor pertaining to the products or processes described herein include: U.S. #4,589,562 "Structures Reinforced by a Composite Material", and related foreign patents; U.S. #4,559,974 "Apparatus and Method of Arresting Ductile Fracture Propagation" and related foreign patents; U.S. #4,676,276 "Method of Treating a Pipe and Product Produced Thereby" and related foreign patents;

                                  Exhibit 1.12A
and U.S. #4,700,752 "Clock Spring Crack Arrestor" and related foreign patents and other patents pending.

     4. Storage Tank Rehabilitation Systems, being systems which involve the use of composite technology described in (1) hereinabove ("Composite Reinforced Pipe Without Autofrettage") to reinforce large diameter liquid storage tanks, typically 100' to 300' in diameter to prevent a catastrophic rupture of these tanks. Patents held by Licensor pertaining to the Products described herein include: U.S. #4,589,562 "Structures Reinforced by a Composite Material", and related foreign patents; U.S. #4,559,974 "Apparatus and Method of Arresting Ductile Fracture Propagation" and related foreign patents; U.S. #4,676,276 "Method of Treating a Pipe and Product Produced Thereby" and related foreign patents. A pending U.S. patent application held by Licensor and pertaining to the products described herein is Serial No. 07/274,278, "Method of Preventing Bursting of Storage Tanks and Burstproof Tanks Products Thereby".

     5. Gas Transport Module being a product which involves the use of 30" to 42" diameter line pipe, configured in 80' sections, with heads welded on each end, sidewalls reinforced and then subjected to Autofrettage. The tubes could be placed on barges and collect gas from offshore wells. Similar applications are also envisioned for onshore facilities. In this case, these tubes might be either spun tubes or have heads welded on them. Patents held by Licensor pertaining to the products described herein include: U.S. #4,589,562 "Structures Reinforced by a Composite Material", and related foreign patents; and U.S. #4,676,276 "Method of Treating a Pipe and Product Produced Thereby" and related foreign patents.

                                  Exhibit 1.12A

                                A G R E E M E N T

     This is an Agreement by and among NORMAN C. FAWLEY, NCF INDUSTRIES, INC., CAITHNESS/NCF COMPANY, CAITHNESS/NCF LIMITED PARTNERSHIP, CLOCK SPRING COMPANY OF NORTH AMERICA, L.P., CNG CYLINDER CORPORATION, CAITHNESS RESOURCES, INC., CAITHNESS COMPOSITES, INC. and NATURAL GAS VEHICLE SYSTEMS, INC., dated March 4, 1993.

                                R E C I T A L S:

     1. Natural Gas Vehicle Systems, Inc. ("NGVSI") has requested Norman C. Fawley ("Fawley") and NCF Industries, Inc. ("NCF") to issue a limited, one-time waiver of certain of Fawley and NCF's remedies in the form attached hereto as Exhibit A in connection with NGVSI's loan and stock purchase settlements with Amoco Oil Company and Hanseatic Corporation.

     2. NCF and Fawley are willing to issue the aforesaid limited, one-time waiver in the form attached hereto as Exhibit A provided that NGVSI consents and agrees to the items hereinbelow set forth and simultaneously upon closing between NGVSI and Hanseatic and Amoco makes the payments and transfers hereinbelow recited.

     NOW, THEREFORE in consideration of the foregoing and of the mutual promises hereinbelow set forth the parties agree as follows:

     1. Simultaneously upon the closing and transfer of funds between Amoco and Hanseatic, as lenders and stock purchasers and NGVSI as issuer and borrower (collectively the "Closing"), Fawley and NCF shall authorize to be released to NGVSI and Hanseatic and Amoco an original executed for of limited waiver substantially in the form set forth as Exhibit A hereto.

     2. Simultaneously upon Closing NGVSI shall remit to NCF the sum of $100,000 in payment to NCF of NCF's performance under its Independent Contractor Agreement by and between Caithness NCF Company and NCF in and for the year of 1992.

     3. Simultaneously upon the Closing NGVSI shall cause the sum of $37,500 to be remitted to the firm of Sanders, Barnet, Goldman, Simons & Mosk in full payment of all legal fees owed by NGVSI or its affiliates to said law firm.

     4. Simultaneously upon the Closing NGVSI shall pay to Fawley the license fee due under section 4.5 of the CNG Cylinder Company of North America Limited Partnership and Sublicense Agreement dated February 9, 1990 with respect to the sale of Licensed Products in and for the fourth quarter of 1992.

                                  Exhibit 1.22

     5. Simultaneously upon the Closing NGVSI, Caithness/NCF Company, Clock Spring Company of North America, LP, Caithness/NCF Limited Partnership, CNG Cylinder Corporation and Caithness Resources, Inc. shall and hereby undertake to withdraw with prejudice all notices of default which each or any of them may have served or issued upon NCF or Fawley prior to March 4, 1993 arising under any agreement of document between or among said parties.

     6. Simultaneously with the Closing Caithness/NCF Company shall and hereby does transfer and reassign without recourse to Fawley the technology described on Exhibit B hereto, constituting the "Returned Technology." Following said transfer and reassignment Caithness/NCF Company, Caithness Resources, Inc. and Caithness/NCF Limited Partnership hereby agree that neither or any of them shall have any right whatsoever to enjoy or exploit said Returned Technology.

     7. Immediately following the Closing NCF, Caithness Resources, Inc. and Caithness NCF L.P. shall use their best efforts to reach agreement in order to liquidate and dissolve Caithness NCF Company. If for any reason the dissolution and liquidation of Caithness/NCF Company is not effected before April 4, 1993, then in that event NCF shall have the option to cause Caithness/NCF Company, and Caithness/NCF Limited Partnership to issue to NCF, NCF's pro rata amount of shares of common stock of NGVSI as partial liquidation of NCF's interest in Caithness/NCF Company and as a special distribution by Caithness/NCF Limited Partnership. For purposes of the foregoing undertaking Caithness/NCF Company shall, upon the exercise of said option by NCF, cause to be issued and registered in the name of NCF, NCF's pro rata portion of NGVSI common stock then owned by Caithness NCF Company. Caithness/NCF Limited Partnership through its general partner Caithness Composites, Inc. shall further, upon the exercise of said option by NCF cause to be issued and registered in the name of NCF shares of common stock of NGVSI equal to 5% of the aggregate shares of common stock of NGVSI then owned by Caithness/NCF Limited Partnership.

     8. The parties hereto acknowledged, and agrees that this Agreement shall in no way affect, modify, serve to amend or supplement any or other agreement now existing or hereafter entered into by or among any of the said parties. Further, all parties hereto agree that this Agreement shall not affect the settlement or compromise or create or give rise to a waiver of release by any of the parties hereto of their respective rights, remedies, duties or obligations arising under any agreement to which they are a party except as expressly agreed to herein.

                                  Exhibit 1.22

     9. Simultaneously upon Closing, all parties hereto other than Fawley and NCF shall acknowledge, permit and abide Fawley and/or NCF conducting a business, whether alone, or in conjunction with others, relating to the conversion of diesel powered vehicles to "dual-fuel vehicles" and relinquish any claim to profits or income therefrom.

     10. Promptly after Closing NGVSI shall use its best efforts to have the shares of common stock of NGVSI attributable to NCF as noted in Paragraph 7 above to be treated as Registrable Securities as described in the Registration Rights Agreement between NGVSI and Hanseatic Corporation. Pursuant to such consent NCF shall have the same rights and duties with respect to the Registrable Securities except that any rights of registration may only be instituted by the party or parties referred to in such agreement. Further, to the extent that such joinder by NCF exceeds the acceptable dollar amount of shares to be registered as described in said agreement, any reduction in shares to be registered pursuant to the rights acquired by Hanseatic shall be met first and totally by NCF. No other registration rights or opportunities afforded to shareholders of NGVSI in general are affected by the foregoing consent and grant.

                              NATURAL GAS VEHICLE SYSTEMS, INC.

                              By: __________________________________

                              CAITHNESS/NCF COMPANY

                              By: __________________________________


                              CAITHNESS/NCF LIMITED PARTNERSHIP

                              By: __________________________________


                              NCF INDUSTRIES, INC.

                              By: __________________________________

                                  Exhibit 1.22

                              _______________________________________
                              NORMAN C. FAWLEY

                              CLOCK SPRING COMPANY OF NORTH
                              AMERICA, L.P.

                              By: __________________________________

                              CNG CYLINDER CORPORATION

                              By: __________________________________

                              CAITHNESS RESOURCES, INC.

                              By: __________________________________

                              CAITHNESS COMPOSITES, INC.

                              By: __________________________________

                                  Exhibit 1.22

                                    EXHIBIT A

                                 LIMITED WAIVER

                               DATED MARCH 4, 1993


     The undersigned, for valuable consideration received, hereby grants to CNG Cylinder Corporation and Natural Gas Vehicle Systems, Inc. a limited and one-time waiver of the undersigned's rights arising under the License Agreement dated February 9, 1990 and the CNG Cylinder Company of North America Limited Partnership and Sublicense Agreement dated February 9, 1990 to terminate the License or Sublicense respectively therein described, based upon or as the result of any "Notice of Defaults" or any fact or circumstance directly or indirectly forming the basis of any such notice issued by or on behalf of the undersigned to CNG Cylinder Corporation; or Natural Gas Vehicle Systems, Inc.; or Caithness/NCF Company; or Caithness/NCF Limited Partnership.

     The undersigned represents that this is a limited, and one-time waiver, and shall not constitute a waiver of any of the undersigned's other rights and remedies arising under or in connection with the afore License Agreement, the CNG Cylinder Company of North America Limited Partnership and Sublicense Agreement, or otherwise.

                              _______________________________________
                              NORMAN C. FAWLEY


                              NCF INDUSTRIES, INC.

                              By: __________________________________
                                  NORMAN C. FAWLEY



                                  Exhibit 1.22

                                    EXHIBIT B

                              "Returned Technology"

     As of March 4, 1993, all Fawley Technology relating to Patent Rights relating to Improvement Patents relating to, Confidential Data relating to and all products or processes relating to:

     (i) Composite Reinforced Pipe without Autofrettage. Pipe produced of any metal which is reinforced with high-strength composite on the outside to prevent propagating ductile fractures or to increase the burst pressure products described herein include: U.S. #4,589,562 "Structures Reinforced by a composite material", and related foreign patents; and U.S. #4,676,276 "Method of Treating a Pipe and Product Produced Thereby" and related foreign patents.

     (ii) Composite Reinforced Pipe and Autofrettage. Products of any metal which are reinforced with high-strength composite on the outside to prevent propagating ductile fractures or to increase the burst pressure of the pipe. After reinforcement, the pipe is pressurized internally, either hydraulically or mechanically, past its yield point to induce a negative or compressive stress on the pipe itself at zero pressure. Patents held by Fawley pertaining to the products described herein include: U.S. #4,589,562 "Structures Reinforced by a composite material", and related foreign patents; and U.S. #4,676,276 "Method of Treating a Pipe and Product Produced Thereby" and related foreign patents.

     (iii) Except as exclusively licensed to Clock Spring Company as set forth on Exhibit A attached to the Agreement to which this Exhibit C is attached, Composite Pipeline Rehabilitation Systems. These systems use the products and technology described in (i) hereinabove ("Composite Reinforced Pipe without Autofrettage") or (ii) hereinabove ("Composite Crack Arrestors") in applications in shop, facilities or yards, but not in situ or in over the ditch settings, in order to repair or reinforce other structures. Patents held by Fawley pertaining to the products described herein include: U.S. #4,589,562 "Structures Reinforced by a composite material", and related foreign patents; U.S. #4,559,974 "Apparatus and Method of Arresting Ductile Fracture Propagation" and related foreign patents; U.S. #4,676,276 "Method of Treating a pipe and product produced thereby" and related foreign patents; and U.S. #4,700,752 Clock Spring Crack Arrestore.




                          (Superceded by Exhibit 1.12A)

     (iv) Storage Tank Rehabilitation System. Storage Tank Rehabilitation Systems involve the use of composite technology described in (i) hereinabove ("Composite Reinforced Pipe Without Autofrettage") to reinforce large diameter liquid storage tanks, typically 100' to 300' in diameter to prevent a catastrophic rupture of these tanks. Patents held by Fawley pertaining to the products described herein include: U.S. #4,589,562 "Structures Reinforced by a composite material", and related foreign patents; U.S. #4,559,974 "Apparatus and Method of Arresting Ductile Fracture Propagation" and related foreign patents; U.S. #4,676,276 "Method of Treating a pipe and product produced thereby" and related foreign patents. A pending U.S. patent application held by Fawley and pertaining to the products described herein is Serial No. 07/274,278, "Method of Preventing Bursting or Storage Tanks and Burstproof Tanks Products Thereby".

     (v) Gas Transport Module. Gas Transport Module involves the use of 30" to 42" diameter line pipe, configured in 80' sections, with heads welded on each end, sidewalls reinforced and then subjected to Autofrettage. The tubes could be placed on barges and collect gas from offshore wells. Similar applications are also envisioned for onshore facilities. In this case, these tubes might be either spun tubes or have heads welded on them. Patents held by Fawley pertaining to the products described herein include: U.S. #4,589,562 "Structures Reinforced by a composite material", and related foreign patents; and U.S. #4,676,276 "Method of Treating a pipe and product produced thereby" and related foreign patents.



                          (Superceded by Exhibit 1.12A)

                           RESERVED RIGHTS OF LICENSOR

     NCF Industries will continue to produce Fibralume cylinders for Union Carbide-Linde, with all costs and revenue accruing to NCF.




                                 Exhibit 2.2(B)

                                POTENTIAL DISPUTE

     There is a potential dispute between NCF and Swiss Aluminum Ltd. ("Alusuisse") of Zurich, Switzerland with respect to certain of the NCF Technology. In late 1980 Alusuisse invited Fawley to make a presentation of the NCF Technology to its technical staff in Zurich for the purpose of entering into either a joint venture between Fawley and Alusuisse or long-term exclusive license agreement to be granted Alusuisse by Fawley. During three of four days of presentation Fawley discussed and disclosed proprietary NCF Technology with and to Alusuisse personnel. Following said meeting, by letter dated January 22, 1981, Alusuisse informed Fawley that Alusuisse had filed a patent position in mid-1980 regarding fiber reinforced cylinders and suggested that Fawley simply consult for Alusuisse and that Fawley would be offered some undefined equity position in an Alusuisse company producing fiber reinforced vessels. A copy of the letter from Alusuisse dated January 22, 1981, the responses from Fine, Perzik & Friedman, attorneys for Fawley and NCF, dated April 10, 1981 and July 31, 1981, and the responding letter from Alusuisse dated November 17, 1981 have been provided Caithness by NCF.


                                 Exhibit 2.2(C)

                                 NCF INDUSTRIES

                                SECRECY AGREEMENT

     This agreement is made on May 18 1989 among NCF Industries ("NCF"), NORMAN
C. FAWLEY ("FAWLEY") and CAITHNESS RESOURCES, INC. ("RECIPIENT").

     Whereas NCF and FAWLEY possess specialized information and know-how in the marketing and production of products for use in the Compressed Gas and Composite Reinforced Metals Industries and CNG-powered vehicles, which products are identified on Attachment 1 hereto (the "Products");

     Whereas NCF and/or FAWLEY have the right to disclose to RECIPIENT the information and know-how relating to the Products;

     Whereas RECIPIENT desires to evaluate the Products in connection with assessing the business opportunities presented for its consideration by NCF and FAWLEY.

     It is therefore agreed:

     1. Disclosure. NCF and FAWLEY shall disclose to the designated employees and agents of RECIPIENT, information which includes drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information and concepts and ideas reasonably related to the Products (the "Trade Secrets"), and such other information and assistance requested

                                 Exhibit 2.6(A)
by RECIPIENT which is reasonably necessary to enable it to understand and evaluate the Trade Secrets and Products. Such disclosure shall be in written form and marked Confidential. Disclosures made other than in written form, i.e., verbally or by observation, must be reduced to writing, marked Confidential and delivered to RECIPIENT within thirty (30) days of disclosure in order to be considered Trade Secrets hereunder.

     2. Confidential Data. RECIPIENT acknowledges and agrees that Trade Secrets shall be communicated by NCF and FAWLEY and received by RECIPIENT in confidence. RECIPIENT further acknowledges and agrees that the Trade Secrets are proprietary information of NCF and FAWLEY. It is understood that RECIPIENT receives such Trade Secrets in trust solely for its own benefit or use and RECIPIENT agrees that, absent prior written consent by or agreement with NCF or FAWLEY, the Trade Secrets shall not be directly or indirectly disclosed by RECIPIENT to any other person or entity, governmental or private.

     RECIPIENT shall at all times preserve the secrecy of the Trade Secrets and shall prevent the disclosure of any Trade Secrets and shall prevent the disclosure of any Trade Secrets received hereby by any of RECIPIENT's employees, officers, directors, business associates, subcontractors, vendors, subsidiaries, affiliates or any other person obtaining knowledge of the Trade Secrets through RECIPIENT. In view of this obligation, RECIPIENT agrees and warrants that it shall use its best efforts, including the use of such secrecy agreements as it

                                 Exhibit 2.6(A)
deems necessary, to prevent any such disclosure.

     All reasonable expenses incurred by FAWLEY and NCF in furnishing the assistance and information pursuant to this Section, including travel and per diem expenses for FAWLEY, and all other business-related expenses for NCF and FAWLEY, shall be paid by RECIPIENT within ten (10) days of submission of said expenses. Any other special expenses agreed to in advance by RECIPIENT, such as testing, shall also be paid by RECIPIENT within ten (10) days of submission of said expenses.

     3. Duty to Examine and Report. RECIPIENT shall diligently and thoroughly examine and analyze the Products and Trade Secrets to assess their marketability and development potential. Within sixty (60) days of the date hereof, RECIPIENT shall prepare and deliver to NCF or FAWLEY a confidential report setting forth the specific efforts undertaken with respect to such examination and analysis, as well as any findings, recommendations or conclusions reached by RECIPIENT. Such report shall also indicate whether RECIPIENT is interested in negotiating a commercial licensing agreement for development of any or all of the Products or Trade Secrets.

     4. Restrictions on Use of Products and Trade Secrets. RECIPIENT agrees that it will not make use of the Products or the Trade Secrets obtained from NCF or FAWLEY, except for purposes of examination and analysis as set forth in Section 3 hereinabove, or pursuant to a commercial license agreement with NCF or FAWLEY.

                                 Exhibit 2.6(A)

RECIPIENT specifically agrees that except pursuant to such a commercial licensing agreement, it will not engage in any manner in the manufacture of products the same as or essentially similar to the Products and will not engage in any other activity that would tend to reduce the value of Products or Trade Secrets.

     5. Return of Materials. RECIPIENT agrees that, if no commercial licensing agreement is executed between the parties within ninety (90) days of the date hereof, it shall promptly return to NCF and FAWLEY all written information, samples, models, documents, reports, drawings, designs, tools, equipment, plans, proposals, marketing and sales plans, and other materials supplied to it by NCF or FAWLEY pursuant to this Agreement (the "Materials"). In the event the parties do enter into any commercial licensing agreement, RECIPIENT agrees that upon termination of such commercial licensing agreement it shall promptly return the Materials to NCF or FAWLEY.

     6. No Assignment. RECIPIENT acknowledges and agrees that nothing in this agreement shall be construed to assign to RECIPIENT any right, title or interest in the Trade Secrets or the Products, or in any patents that may be granted related thereto in the United States or any foreign country, or in any application for such patent.

     7. Waiver. If NCF or FAWLEY should at any time waive their rights due to a breach by RECIPIENT of any provisions of this Agreement, such waiver is not construed as a continuing

                                 Exhibit 2.6(A)
waiver of other breaches of the same or other provisions of this Agreement.

     8. Arbitration and Controlling Law. Any controversy or claim arising out of this Agreement or the breach thereof shall be finally settled by arbitration in the State of California, County of Los Angeles, under the Rule of Conciliation and Arbitration of the American Arbitration Association, by one or more arbitrators appointed in accordance with said Rules, and such determination shall be final and binding on both parties and either party may file the findings of said arbitration as a final judgment in a competent court or agency of any jurisdiction. The arbitrators shall construe this Agreement in accordance with the Laws of the State of California and shall apply said Laws in the resolution of any dispute hereunder.

     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     10. RECIPIENT's Use of Information Other Than Trade Secrets. RECIPIENT shall not be restricted from disclosing or using, nor shall RECIPIENT have any other obligations relating to, data or other information which are not Trade Secrets. Trade Secrets shall not include any data or other information received

                                 Exhibit 2.6(A)
from NCF or FAWLEY which:

          a)   Prior to such receipt was known to RECIPIENT.

          b) After receipt was disclosed to RECIPIENT by a third party who is lawfully in possession of the Trade Secrets and is not under an obligation of confidentiality to NCF or FAWLEY, or

          c) Prior to receipt, or which after receipt, becomes through no fault of RECIPIENT available to the public in the same form as information received by RECIPIENT from NCF or FAWLEY.

     11. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

     The parties hereto have executed this Agreement as of the date first above written.

                                 NCF INDUSTRIES

RECIPIENT: /s/CAITHNESS RESOURCES INC.
           ---------------------------

       BY: /s/[Illegible]                   BY: /s/[Illegible]
           ----------------------------         ------------------------

    TITLE: /s/President                  TITLE: /s/President
           ----------------------------         ------------------------

                                               /s/Norman C. Fawley
                                               -------------------------

                                 Exhibit 2.6(A)

                                  ATTACHMENT 1

                                   "PRODUCTS"

HIGH PRESSURE REDUCED WALL AUTO-FRETTAGE COMPOSITE-
REINFORCED LINE PIPE SYSTEM (CRLP)

COMPOSITE REINFORCED PIPE

COMPOSITE CRACK ARRESTOR

COMPOSITE PIPELINE REPAIR SYSTEM

COMPOSITE REINFORCED CYLINDERS & TUBES

CLOCK SPRING PIPELINE REINFORCEMENT SYSTEMS

COMPOSITE REINFORCED STORAGE TANKS




                                 Exhibit 2.6(A)

                            CNG CYLINDER CORPORATION

                                SECRECY AGREEMENT



     This Agreement is made on February 9, 1990 by CNG CYLINDER CORPORATION (the "CORPORATION") and CNG CYLINDER COMPANY OF NORTH AMERICA, L.P. ("RECIPIENT").

     WHEREAS, the CORPORATION possesses specialized know-how, trade secrets, patentable inventions, technologies and patent rights with respect to the CNG Technology, as that term is defined in that certain Agreement of Limited Partnership and Sublicense Agreement between Caithness/NCF Company, Korte Investments, Inc., Caithness/NCF Limited Partnership, CNG Cylinder Corporation and CNG Cylinder Company of North America, L.P.;

     WHEREAS the CORPORATION has the right to disclose to RECIPIENT the know-how, trade secrets, patentable inventions, technologies and patent rights with respect to the CNG Technology;

     WHEREAS RECIPIENT desires to evaluate the CNG Technology in connection with assessing the business opportunities presented for its consideration by the CORPORATION;

                                 Exhibit 2.6(B)

     It is therefore agreed:

     1. Disclosure. The CORPORATION shall disclose to the designated employees and agents of RECIPIENT, information which includes drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information and concepts and ideas reasonably related to the CNG Technology (the "Trade Secrets"), and such other information and assistance requested by RECIPIENT which is reasonably necessary to enable it to understand and evaluate the Trade Secrets and CNG Technology. Such disclosure shall be in written form and marked Confidential. Disclosures made other than in written form, i.e., verbally or by observation, must be reduced to writing, marked Confidential and delivered to RECIPIENT within thirty (30) days of disclosure in order to be considered Trade Secrets hereunder.

     2. Confidential Data. RECIPIENT acknowledges and agrees that Trade Secrets shall be communicated by the CORPORATION and received by RECIPIENT in confidence. RECIPIENT further acknowledges and agrees that the Trade Secrets are proprietary information of the CORPORATION. It is understood that RECIPIENT receives such Trade Secrets in trust solely for its own benefit or use and RECIPIENT agrees that, absent prior written consent by or agreement with the CORPORATION, the Trade Secrets shall not be directly or indirectly disclosed by

                                 Exhibit 2.6(B)

RECIPIENT to any other person or entity, governmental or private.

     RECIPIENT shall at all times preserve the secrecy of the Trade Secrets and shall prevent the disclosure of any Trade Secrets received hereby by any of RECIPIENT's employees, officers, directors, business associates, subcontractors, vendors, subsidiaries, affiliates or any other person obtaining knowledge of the Trade Secrets through RECIPIENT. In view of this obligation, RECIPIENT agrees and warrants that it shall use its best efforts, including the use of such secrecy agreements as it deems necessary, to prevent any such disclosure.

     All reasonable expenses incurred by the CORPORATION in furnishing the assistance and information pursuant to this Section, including travel and per diem expenses, and all other business-related expenses for the CORPORATION, shall be paid by RECIPIENT within ten (10) days of submission of said expenses. Any other special expenses agreed to in advance by RECIPIENT, such as testing, shall also be paid by RECIPIENT within ten (10) days of submission of said expenses.

     3. Duty to Examine and Report. RECIPIENT shall diligently and thoroughly examine and analyze the CNG Technology and Trade Secrets to assess their marketability and development potential. Within sixty (60) days of the date

                                 Exhibit 2.6(B)
hereof, RECIPIENT shall prepare and deliver to the CORPORATION a confidential report setting forth the specific efforts undertaken with respect to such examination and analysis, as well as any findings, recommendations or conclusions reached by RECIPIENT. Such report shall also indicate whether RECIPIENT is interested in negotiating a commercial licensing agreement for development of any or all of the CNG Technology or Trade Secrets.

     4. Restrictions on Use of Clock Spring Technology and Trade Secrets. RECIPIENT agrees that it will not make use of the CNG Technology or the Trade Secrets obtained from the CORPORATION, except for purposes of examination and analysis as set forth in Section 3 hereinabove, or pursuant to a commercial license agreement with the CORPORATION. RECIPIENT specifically agrees that except pursuant to such a commercial licensing agreement, it will not engage in any manner in the manufacture of products the same as or essentially similar to the CNG Technology and will not engage in any other activity that would tend to reduce the value of the CNG Technology or Trade Secrets.

     5. Return of Materials. RECIPIENT agrees that, if no commercial licensing agreement is executed between the parties within ninety (90) days of the date hereof, it shall promptly return to the CORPORATION all written information, samples, models, documents, reports, drawings, designs, tools,

                                 Exhibit 2.6(B)
equipment, plans, proposals, marketing and sales plans, and other materials supplied to it by the CORPORATION pursuant to this Agreement (the "Materials"). In the event the parties do enter into any commercial licensing agreement, RECIPIENT agrees that upon termination of such commercial licensing agreement it shall promptly return the Materials to the CORPORATION.

     6. No Assignment. RECIPIENT acknowledges and agrees that nothing in this Agreement shall be construed to assign to RECIPIENT any right, title or interest in the Trade Secrets or the CNG Technology, or in any patents that may be granted related thereto in the United States or any foreign country, or in any application for such patent.

     7. Waiver. If the CORPORATION should at any time waive its rights due to a breach by RECIPIENT of any provisions of this Agreement, such waiver is not construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

     8. Arbitration and Controlling Law. Any controversy or claim arising out of this Agreement or the breach thereof shall be finally settled by arbitration in the State of California, County of Los Angeles, under the Rule of Conciliation and Arbitration of the American Arbitration Association, by one or more arbitrators appointed in accordance with said Rules, and such determination shall be final and

                                 Exhibit 2.6(B)
binding on both parties and either party may file the findings of said arbitration as a final judgment in a competent court or agency of any jurisdiction. The arbitrators shall construe this Agreement in accordance with the Laws of the State of California and shall apply said Laws in the resolution of any dispute hereunder.

     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     10. RECIPIENT's Use of Information Other Than Trade Secrets. RECIPIENT shall not be restricted from disclosing or using, nor shall RECIPIENT have any other obligations relating to data or other information which are not Trade Secrets. Trade Secrets shall not include any data or other information received from the CORPORATION which:

     a)   Prior to such receipt was known to RECIPIENT;

     b) After receipt was disclosed to RECIPIENT by a third party who is lawfully in possession of the Trade Secrets and is not under an obligation of confidentiality to the CORPORATION; or

     c) Prior to receipt, or which after receipt, becomes through no fault of RECIPIENT, available to the public in the same form as information received by RECIPIENT from the CORPORATION.

                                 Exhibit 2.6(B)

     11. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

     The parties hereto have executed this Agreement as of the date first above written.




                                            CAITHNESS/NCF COMPANY

RECIPIENT: CNG CYLINDER COMPANY
           OF NORTH AMERICA, L.P.

       BY: /s/Howard T. Phelan              BY: /s/NCF
           ----------------------------         ---------------------------
             Howard T. Phelan                     Norman C. Fawley

    TITLE: Chairman                      TITLE: President
           ----------------------------         ---------------------------

                                 Exhibit 2.6(B)